Exhibit 10.01
Employment Agreement

EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 1, 2008 (the "Effective Date") is by and between BioXcell Incorporated, a Massachusetts corporation with offices at 100 Cummings Center, Beverly, Massachusetts 01915 (the "Company"), and Dr. Claude Ranoux, residing at 8 Chestnut Street, Winchester, MA 01890 (“Executive”).

RECITALS

The Company desires to engage Executive as Chief Technology Officer and President of the Company and Executive desires to perform such services, on the terms and conditions hereinafter set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual and dependent promises set forth herein, the parties agree as follows:

AGREEMENT

1. Term.  The Company agrees to employ Executive, and Executive agrees to serve as Chief Technology Officer and President, on the terms and conditions set forth in this Agreement for a period of three years commencing on the date hereof and ending on February 1, 2011, or such shorter period as may be provided for herein.  After such initial three-year period, this Agreement shall automatically renew for successive one-year terms unless either party notifies the other of non-renewal at least ninety (90) days prior to the expiration of the then current term.  The "Employment Period" is the initial three-year period and any renewals thereof, unless terminated earlier.

2. Duties and Services.  The Company will engage Executive as its Chief Technology Officer and President and Executive will serve in such capacity.  If requested by the Company, Executive will also serve on the Company's Board of Directors.  Executive shall report to the Board of Directors and will have such duties and responsibilities as may be assigned to him by the Board of Directors.  Executive agrees to this employment and agrees to devote his best efforts and all of his working time and efforts to the performance of his duties under this Agreement.  Executive shall perform his duties faithfully, diligently and completely and in a manner consistent with the policies of the Company.  Executive may continue to participate in professional associations and serve on the Board of Directors of other companies and organizations so long as such participation and service do not interfere with his duties under this Agreement.  Except for such activity during the Employment Period, Executive shall not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the Board’s prior approval.

3.	Compensation and Other Benefits.

(a)           As consideration for his services hereunder, the Company will pay Executive a base salary of $175,000 per year (the "Base Salary").  Payment of Base Salary shall be made in accordance with the Company's normal payroll practices.

(b)           The Board will review Executive's Base Salary annually.  Upon such review, the Board may adjust upward Executive's Base Salary as it deems appropriate, taking into account Executive's performance as well as economic conditions, competitive conditions within the Company's industry, and the financial condition, operations, and prospects of the Company.  In no event may the Company reduce Executive's Base Salary without his consent.  The annual review will be completed prior to the end of each year of the Employment Term and any salary adjustment shall be effective on the first day of the immediately succeeding year of the Employment Term.

(c)           Executive may participate in all group health and insurance programs and all other fringe benefit, retirement, or additional compensation plans for which he qualifies which the Company now or in the future, in its sole discretion, makes available to its employees generally.  This paragraph does not obligate the Company to establish or maintain any such program or otherwise to pay any such additional compensation.

(d)           Executive will have 4 weeks of vacation per year to be taken in accordance with the Company's policies in effect from time to time for senior management of the Company.

(e)           Subject to the Company’s financial condition, the Company will provide Executive with a private office, administrative support and other facilities and services as are suitable to the character of Executive’s position and necessary for the performance of his duties.

4. Expenses.  The Company will reimburse Executive for all reasonable travel and out-of-pocket expenses necessarily incurred in the performance of his duties upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.  The Company will similarly reimburse Executive for membership dues, professional publications, meeting registration fees and reasonable travel expenses related to his participation in professional associations reasonably related to the business of the Company.

5. Representations and Warranties of Executive. Executive represents and warrants to the Company that (a) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Executive is under no physical or mental disability that would hinder his performance of duties under this Agreement.

6. Non-Competition. In view of the unique and valuable services it is expected Executive will render to the Company, and the knowledge of the technology, trade secrets, and other proprietary information relating to the business of the Company and its clients and suppliers that it is expected Executive will obtain, and in consideration of the compensation to be received hereunder, Executive agrees that during the Employment Period and thereafter until the first anniversary of the termination of the Employment Period, he will not, anywhere in the world, directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, a) own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name by, any person, corporation,  organization  or  other business entity  that is  engaged in the  business of developing, manufacturing, selling or providing human infertility treatments or products or is otherwise engaged in a business similar to any business of the Company; b) reveal the name of, solicit or interfere with, or endeavor to entice away from the Company any of its suppliers, clients, or employees; or c) employ any person who was an employee of the Company within a period of one year after such person leaves the employ of the Company, provided, however, that the provisions of this Section 7 will not be deemed breached merely because Executive owns not more than 1% of the outstanding common stock of a corporation that is registered under the Securities Exchange Act of 1934, as amended.  Executive agrees that the provisions of this Section 7 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in this Section 7 is deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope hereof, or otherwise, then the court making such determination has the right to reduce the extent, duration, geographical scope, or other provisions hereof as may be necessary to comply with and be enforceable under applicable law, and the restriction, in its reduced form, shall be enforceable in the manner contemplated hereby.  As used in this Section 7, "Company" shall include the Company and its direct and indirect subsidiaries.

7. Termination.

(a)           This Agreement shall terminate:

1.	upon the death or permanent disability of Executive;

2.	ninety (90) days after notice by either party to the other party under Section 1 of a decision not to extend the Employment Period;

3.	ninety (90) days after notice by either party to the other party of the notifying party’s election to voluntarily terminate this Agreement without claim of breach or cause;

4.	thirty (30) days after notice by Executive to the Company of a breach of a material term of this Agreement which is not corrected by the Company within such period;

5.	immediately upon notice by the Company to Executive of a termination for cause.

“Cause” as used in this Agreement shall be defined as:

a.	commission of any criminal, illegal or unethical act in the performance of Executive’s duties;

b.	commission of any tortuous act in the performance of Executive’s duties;

c.	misappropriation or misuse of Company funds or property;

d.	falsification of any Company records or reports;

e.	habitual use of drugs or alcohol to the extent it impairs Executive’s ability to properly perform his duties;

f.
violation by Executive of his obligations to the Company, including without limitation, conduct which is inconsistent with his position and which results, or is reasonably likely to result, in a material adverse effect on the business or reputation of the Company; or

g.	any other breach of a material term of this Agreement by Executive.

(b) If the employment of Executive is terminated for cause, the Company shall not be obligated to make any further payment to Executive, other than accrued and unpaid Base Salary, unpaid expenses, accrued and unused vacation time, and any other benefits that have accrued pursuant to any plan or by law through the date of termination.

(c) If Executive shall die, this Agreement shall terminate on the date of Executive’s death and Executive’s estate shall be entitled to receive Executive’s accrued and unpaid Base Salary, [ see kk’s addition ] unpaid expenses, accrued and unused vacation time and any other benefits that have accrued pursuant to any plan or by law, through the date of death.

(d) If, as the result of any physical or mental disability, the Executive shall have failed or is unable to perform his essential job functions for a period of sixty (60) consecutive days, the Company may, by providing seven (7) days notice to the Executive subsequent thereto, terminate his employment under this Agreement as of the seventh day after the notice.  Upon termination pursuant to his section, the Company will pay the Executive.

(i)	his unpaid expenses to the date of termination;

(ii)	his accrued and unpaid vacation and any other benefits that have accrued pursuant to any plan or by law through the date of termination; and

(iii)
his Base Salary for a period of six (6) months.  Salary payments made to Executive while disabled shall be reduced by any disability insurance payments Executive received during such period of disability.

(e) If the Company terminates this Agreement by deciding not to extend the Employment Period or Executive terminates this Agreement due to a breach of a material term by the Company, the Company will continue to pay Executive his Base Salary and continue to provide Executive the same group medical, hospitalization, dental, life insurance and disability benefits provided to all employees of the Company (collectively “Group Benefits”) for a period of twelve
(12) months provided that the Group Benefits will cease upon Executive commencing employment with another company or providing another company consulting services on a substantially full time basis.

(f) If Executive terminates this Agreement by deciding not to extend the Employment Period or if Executive voluntarily terminates this Agreement without claim of any breach by the Company of a material term of this Agreement, the Company shall not be obligated to make any further payment to Executive, after termination, other than accrued and unpaid Base Salary, unpaid expenses, and accrued and unpaid vacation time and other benefits that have accrued pursuant to any plan or by law, through the date of termination.

8. Patents, etc.  Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, and processes that Executive may own, conceive of, or develop either relating to the fields in which the Company may then be engaged or contemplate (as demonstrated by the records of the Company) being engaged or conceived of or developed utilizing the time, materials, facilities, or information of the Company ("Inventions") shall belong to the Company.  As soon as Executive owns, conceives of, or develops any Invention: (i) he shall immediately communicate such fact in writing to the Secretary of the Company; (ii) upon request of the Company, execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and, (iii) without further compensation, but at the Company's expense, take all such other action as the Company may reasonably request in order: (a) to vest in the Company all of Executive's right, title, and interest in and to such Inventions, free and clear of any liens, mortgages, security interests, pledges, charges, and encumbrances and (b) if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.  As used in this Section 9, "Company" shall include the Company and its direct and indirect subsidiaries.

9. Confidential Information.  Executive acknowledges that the information, observations and data obtained by him while employed by or consulting for the Company pursuant to this Agreement concerning the business or affairs of the Company ("Confidential Information") are the property of the Company.  Executive agrees that he will not disclose to any unauthorized person or use for any purpose whatsoever other than the performance of his employment duties any Confidential Information without the prior written consent of the Board of Directors of the Company unless and except to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act.  If Executive receives a legal process, he may comply with it provided he promptly notifies the Company and cooperates with the Company in obtaining a protective order.  Executive shall deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer discs, tapes and software and other documents and data and copies thereof relating to the Confidential Information, the work product or the business of the Company which he may then possess or have under his control.  As used in this Section 10, "Company" includes the Company, and its direct and indirect subsidiaries.

10. Injunctive Relief. The parties agree that money damages cannot adequately compensate the Company for  Executive’s  breach of the  provisions of  Section  7 or  Section  10.

Therefore, the Company is entitled, in addition to any other available right and remedy to an injunction restraining any breach or a threatened breach, and in either case the Company will not have to post a bond or other security in connection therewith.

11. Insurance and Indemnification. As an officer of the Company, Executive shall be indemnified by the Company to the fullest extent permitted by the laws of the Commonwealth of Massachusetts and shall be included in any director and officer liability policy obtained by the Company.

12. Survival.  The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Executive's termination of employment as provided herein.

13. Entire Agreement; Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

14. Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).  Notice to the estate of Executive shall be sufficient if addressed to Executive as provided in this Section 15.  Any notice or other communication given by certified mail shall be deemed given three days after the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

15. Waiver.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing, signed by the party giving such waiver.

16. Binding Effect.  Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and such rights shall not be subject to encumbrance or the claims of Executive's creditors, and any attempt to do any of the foregoing shall be void.  The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors.

17. No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 17).

18. Headings.  The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

19. Counterparts; Governing Law.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof.

21.  Arbitration.  Any dispute under this Agreement or any dispute arising out of the Executive’s employment or termination of employment shall be submitted to binding arbitration subject to the rules of the American Arbitration Association in Boston, Massachusetts.  The Executive and the Company shall each bear his/its own attorney fees and costs and shall share equally in the costs of the arbitration.  However, nothing in this section shall preclude the Company from seeking injunctive relief for a violation of Section 7 or Section 10.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BIOXCELL INCORPORATED

By:           /s/  Claude Ranoux
Name: Dr. Claude Ranoux
Title: Chief Technology Officer, President,
 Founder of BioXcell

 /s/ Philip H Warren
Philip H. Warren, CEO